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                       [DRUMMOND & DUCKWORTH LETTERHEAD]

                                 March 20, 1996

Mr. Joseph Hines
President
Zila, Inc.
5227 North 7th Avenue
Phoenix, Arizona 85014-2800

     Re: Zila Pharmaceuticals, Inc. v. Colgate-Palmolive Co.
       Status Report and Opinion

Dear Mr. Hines:

     Background: On April 13, 1994, Zila filed a complaint in the United States District Court for the District of Arizona, titled Zila Pharmaceuticals, Inc. v. Colgate-Palmolive Company, CIV. No. 94-0756-PHX-CAM. This complaint was served on Colgate on May 10, 1994.

     Zila's Complaint alleges that Colgate's "Orabase Gel" product infringes Zila's U.S. Patent No. 5,081,153 (the "158 Patent"), which covers Zila's non-prescription, film-forming, bioadhesive medications sold nationwide in food and drug stores. The complaint seeks to enjoin Colgate's manufacture and distribution of Orabase Gel and requests an award of appropriate damages for past infringement.

     On May 27, 1994, Colgate filed its Answer to the Zila Complaint, denying infringement and asserting that the 158 Patent is invalid and unenforceable.

     Status: All pretrial discovery by both parties has been completed and the parties are ready to complete the various required pretrial procedures. Meanwhile, Colgate has filed a motion requesting the court to enter summary judgment that the 158 Patent is invalid. Zila has filed its opposition to this motion and the parties are awaiting the Court's decision on this motion. A decision is expected with the next 1-2 months. If Colgate's motion for summary judgment is denied, the case will be set for trial and, within sixty days, the parties will complete the pretrial procedures.

     Opinion: After completion of discovery procedures, my opinion remains, as previously stated, that the 158 patent is valid and enforceable, that Colgate's Orabase Gel product infringes the patent and that Zila should prevail at trial. Further, it is my opinion that the Court should deny Colgate's motion for summary judgment.

     If any further information or clarification is required, please contact me at your convenience.

                                          Yours very truly,

                                          DRUMMOND & DUCKWORTH

                                          /s/  WILLIAM H. DRUMMOND

                                          --------------------------------------
                                          William H. Drummond

WHD:dmd

                                   Exhibit 5-B